                                  SCHEDULE 14A


                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant / X /
Filed by a Party other than the Registrant /   /


Check the appropriate box:

  / X /  Preliminary Proxy Statement
  /   /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
  /   /  Definitive Proxy Statement
  /   /  Definitive Additional Materials
  /   /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                  CONTINENTAL INFORMATION SYSTEMS CORPORATION
                (Name of Registrant as Specified in Its Charter)
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

  / X /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
           or Item 22(a)(2) of Schedule 14A.
  /   /  $500 per each party to the controversy pursuant to Exchange Act Rule
          14a-6(i)(3).
  /   /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.
             1)  Title of each class of securities to which transaction applies:
             2)  Aggregate number of securities to which transaction applies:
             3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
             4)  Proposed maximum aggregate value of transaction:
             5)  Total fee paid:
  /   /  Fee paid previously with preliminary materials.
  /   /  Check box if any part of the fee is offset as provided by Exchange Act
           Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
             1)  Amount Previously Paid:
             2)  Form, Schedule or Registration Statement No.:
             3)  Filing Party:
             4)  Date Filed:

                               "PRELIMINARY COPY"

                            CONTINENTAL INFORMATION
                              SYSTEMS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 23, 1996

         The Annual Meeting of Stockholders of Continental Information Systems Corporation (the "Company") will be held at ONCENTER, 800 South State Street, Syracuse, New York, on Wednesday, October 23, 1996 at 11:00 a.m., local time, to consider and act upon the following matters:

                 1. To elect five (5) Directors to serve for the next year.

                 2. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized common shares, $.01 par value per share, from ten million (10,000,000) to twenty million (20,000,000).

                 3. To ratify the appointment by the Board of Directors of Price Waterhouse LLP as the Company's independent auditors for the 1996-1997 fiscal year.

                 4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Stockholders of record at the close of business on September 23, 1996 will be entitled to vote at the meeting or any adjournments thereof. A list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder of the Company, for any purpose germane to the meeting, during ordinary business hours at the offices of the Company for the ten-day period prior to the meeting.


                                        By Order of the Board of Directors,

                                        FRANK J. CORCORAN, Secretary

Syracuse, New York
[SEPTEMBER 27, 1996]


         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE TO THAT YOUR SHARES ARE REPRESENTED. NO POSTAGE IS NEEDED IF THE PROXY IS MAILED WITHIN THE UNITED STATES.

                  CONTINENTAL INFORMATION SYSTEMS CORPORATION
                             ONE NORTHERN CONCOURSE
                                 P. O. BOX 4785
                         SYRACUSE, NEW YORK  13221-4785

                               "PRELIMINARY COPY"

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 23, 1996

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Continental Information Systems Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on October 23, 1996 and at all adjournments of that meeting (the "Meeting"). All proxies will be voted in accordance with the instructions contained in them. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation to the Secretary of the Company.

         On September 23, 1996, the record date for the determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 6,999,040 shares of common stock, $.01 par
value per share ("Common Stock"), of the Company.   Each share is entitled to
one vote.

         The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 is being mailed to stockholders with the mailing of this Notice and Proxy Statement beginning on or about [SEPTEMBER 27, 1996].

VOTES REQUIRED

         Pursuant to the Joint Plan of Reorganization dated October 4, 1994, filed with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), as modified and confirmed by the Bankruptcy Court on November 29, 1994 (the "Plan"), the Company was authorized to issue 7,000,000 shares of Common Stock. The Plan and the Restated Certificate of Incorporation of the Company provide that until 6,300,000 of the shares of Common Stock have been distributed to creditors and prior equity holders pursuant to the Plan, any matter requiring the approval of stockholders shall require the approval of a vote of at least two-thirds (2/3) of the then-issued and outstanding shares of Common Stock. At the record date, 952,503 shares are held by James P. Hassett as Trustee for the Liquidating Estate (the "Trustee") for distribution to creditors and prior equity holders under the Plan, which means 6,300,000 shares have not yet been distributed. Until the Trustee has distributed all of the shares of Common Stock under the Plan, the Trustee possesses the authority to vote such shares of Common Stock until they are distributed. If any director does not receive an approval vote of at least two-thirds (2/3) of the then-issued and outstanding shares of Common Stock, such director will continue to serve until a successor is duly elected and qualified, or until the earlier death, resignation or removal of such director.

         Shares of Common Stock represented in person or by proxy at the Meeting (including shares that abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the inspectors of election appointed for the Meeting whose tabulation will determine whether or not a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum with respect to any matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention from voting on a matter by a stockholder present in person or represented by proxy at the Meeting will have the same legal effect at a vote "against" the matter. If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a matter, those shares will not be considered as present and entitled to vote with respect to that matter. Accordingly, a "broker non-vote" on a matter will have no effect on the voting on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of September 23, 1996 (except as otherwise footnoted below), certain information regarding the ownership of Common Stock of (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the directors, nominees for director and named executive officers of the Company; and (iii) all executive officers and directors of the Company as a group.

                                                              Number of
 Name and Address of Beneficial Owner (1)                    Shares Owned                Percent Owned
 ----------------------------------------                    ------------                -------------
 Oscar Gruss & Son Incorporated, et al. (Group)              1,122,368(2)                16.04%
   74 Broad Street
   New York, NY  10004

 Heine Securities Corporation and                              419,828(3)                 6.00%
 Michael F. Price (Group)
   51 John F. Kennedy Parkway
   Short Hills, New Jersey  07078


 Gabriel Capital, L.P., Ariel Fund Limited,                    472,602(4)                 6.75%
 Ariel Management Corp. and J. Ezra Merkin (Group)
  450 Park Avenue
  New York, New York 10022

 Executive Officers and Directors

 James P. Hassett, Trustee                                     952,503(5)                13.61%
   One Northern Concourse
   P. O. Box 4785
   Syracuse, New York  13221-4785

 Dr. Leon H. Bloom                                             179,562(7)                 2.56%

 Michael L. Rosen                                               29,947(6)(2)              *


 Thomas J. Prinzing                                             58,387(8)                 *

 Paul M. Solomon                                                16,000(9)                 *

                                                                    Number of
 Name and Address of Beneficial Owner (1)                          Shares Owned          Percent Owned
 ----------------------------------------                          ------------          -------------
 James J. Mosher                                                     4,175(10)          *

 Frank J. Corcoran                                                  16,866(11)          *

 All directors and executive officers as a group                 1,257,440(12)          17.79%
 (9 persons)

 ----------------------------------------------

      * Percentage is less than 1% of the total number of outstanding shares of the Company.

(1) Except as otherwise indicated, each party has sole voting and investment power of the shares beneficially owned.

(2) In a Schedule 13D filed with the Commission on April 28, 1995, as amended on July 24, 1995, December 20, 1995, February 9, 1996, and September 10, 1996, Oscar Gruss & Son Incorporated (356,805 shares), together with nine other persons, reported beneficial ownership of a total of 1,122,368 shares as a group as follows: Emanuel Gruss (302,976 shares); Riane Gruss (100,000 shares); Harvey Gelfenbein (15,458 shares); Hermann Merkin (163,065 shares); Michael Rosen (26,947 shares); Daniel Goldberg (10,000 shares); Julius S. Anreder (10,000 shares); and Emanuel Gruss and Harvey Gelfenbein as trustees for the benefit of Oren Arthur Gruss Hirsch (34,872 shares), Jonathan Oscar Gruss Hirsch (31,154 shares), Ripton Philip Gruss Rosen (31,154 shares), Morgan Alfred Gruss Rosen (27,437 shares) and Leni Gruss Hirsch (12,500 shares). Each reporting person has the sole power to vote and dispose of the shares such person beneficially owns.

(3) As reported to the Company in a Schedule 13G filed with the Commission by Heine Securities Corporation ("HSC") and Michael F. Price, President of HSC, on February 1, 1996. Both HSC and Mr. Price disclaim beneficial ownership of such shares.

(4) As reported to the Company in a Schedule 13D filed with the Commission on November 9, 1995: Gabriel Capital, L.P. ("Gabriel") beneficially owns 179,117 shares and Ariel Fund Limited ("Ariel Fund") beneficially owns 264,185 shares. Ariel Management Corp., as Investment Advisor to Ariel Fund, has the voting and dispositive power of the shares held by Ariel Fund. In addition, Ariel has the sole voting and dispositive power with respect to 29,300 shares owned by a private discretionary investment account, so it may be deemed to be the beneficial owner of 293,485 shares. As general partner of Gabriel, J. Ezra Merkin has the voting and dispositive power of the shares held by Gabriel. In addition, as the sole shareholder and president of Ariel, Mr. Merkin may be deemed to be the beneficial owner of the shares held by the Ariel Fund and Ariel (472,602 shares).

(5) Represents shares of Common Stock issued to the Trustee for distribution to holders of allowed claims under the Plan of Reorganization. Under the Plan of Reorganization and the Restated Certificate of Incorporation of the Company, the Trustee holds all undistributed shares of Common Stock for the benefit of holders of allowed claims and equity interests and has authority under any applicable law to vote these shares for the benefit of such holders until such time as the shares have been distributed under the Plan of Reorganization. Mr. Hassett disclaims beneficial ownership of these shares.


(6) The shares held by Mr. Rosen are also included in the aggregate number of shares disclosed in Note 2. Includes 3,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days.

(7) Dr. Bloom has sole voting and dispositive power with respect to these shares, which are held by certain family trusts, IRA accounts, corporations and partnerships controlled by Dr. Bloom and in the name of each of his three children, who have granted him a power of attorney with respect to this investment. Includes the following shares of Common Stock issuable upon exercise of stock options that are currently exercisable (3,000 shares) and that are exercisable within 60 days (3,000 shares).

(8) Includes 54 shares held by Mr. Prinzing's daughter, of which he disclaims beneficial ownership, and includes (i) 33,333 shares of Common Stock issuable upon exercise of stock options that are currently exercisable and (ii) 15,000 shares of Common Stock granted under the Company's 1995 Stock Compensation Plan in July 1996, but not yet issued. Does not include 66,667 shares of Common Stock that are not exercisable within 60 days pursuant to stock options.

(9) Includes shares of Common Stock issuable upon exercise of stock options that are currently exercisable (3,000 shares) and that are exercisable within 60 days (3,000 shares).

(10) Includes 3,333 shares of Common Stock issuable upon exercise of stock options that are currently exercisable. Does not include 6,667 shares of Common Stock that are not exercisable within 60 days pursuant to stock options.

(11) Includes 16,666 shares of Common Stock issuable upon exercise of stock options that are currently exercisable. Does not include 33,334 shares of Common Stock that are not exercisable within 60 days pursuant to stock options.

(12) Includes 68,332 shares of Common Stock issuable upon exercise of stock options that are currently exercisable and 15,000 shares of Common Stock granted, but not yet issued. Does not include 106,668 shares of Common Stock that are not exercisable within 60 days pursuant to stock options.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES FOR TERMS EXPIRING IN 1997

    It is proposed to elect five (5) directors of the Company to serve until the annual meeting of stockholders to be held in 1997 and until their successors are elected and qualified. Each nominee is currently a director of the Company. At the Meeting, the persons named in the enclosed proxy will vote to elect the directors listed below, unless the proxy is marked otherwise.
Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors. Arthur R. Brehm, currently a director of the Company, is not standing for re-election at the Meeting.

                                        Director                 Principal Occupation and Business
          Nominee            Age         Since                 Experience During the Past Five Years
          -------            ---         -----                 -------------------------------------
 Dr. Leon H. Bloom            72         1994       Since  1980, Dr. Bloom has been  President and Chairman of the Board of L.H.B. Financial Management  Co. in Encino, CA,
                                                    involved with financial management and estate planning. He has  also been, at various times, Treasurer of Database
                                                    Connections, Inc., founder, President and Chairman of the
                                                    Board of the California Medical Investment & Management
                                                    Association, a Los Angeles County Commissioner, and a
                                                    residential/commercial real estate developer, syndicator
                                                    and property manager.

 James P. Hassett             64         1995       Since 1989, Mr. Hassett has served as the court appointed
                                                    Trustee for the Company before it emerged from bankruptcy
                                                    and is now the Trustee for the Liquidating Estate and a
                                                    director.  Since May 1996, Mr. Hassett has also been a
                                                    consultant to the Bankruptcy Court, the Debtor and
                                                    Creditors Committee of Nelco, Ltd. Mr. Hassett also served as the court appointed adviser to the Creditors' Committee for ICS Cybernetics, Inc., and subsequently as Person-in-
                                                    Control from 1988 through 1995.  From April through
                                                    November 1992, he also served as a director and interim
                                                    President and Chief Executive Officer of Intellicall, Inc.

 Thomas J. Prinzing           50         1995       President and  Chief Executive Officer  since December 14,
                                                    1995, and acting Chief Executive Officer from July 6, 1995 until December.  Mr.  Prinzing has served as President of
                                                    CIS Air Corporation, a wholly-owned subsidiary of CIS
                                                    Corporation, since  1991.  Mr. Prinzing is also the
                                                    President of CIS Aircraft Partners, Inc., a wholly-owned
                                                    subsidiary of CIS Corporation, which serves as a general
                                                    partner of two publicly traded limited partnerships.  From
                                                    1989 to 1991 he was Senior Vice President of the Company.
                                                    From 1984 to 1991 he was Senior Vice President and Chief
                                                    Financial Officer of the Company.

 Michael L. Rosen            40          1995       Since 1988, Mr. Rosen has been affiliated with Oscar Gruss
                                                    & Son Incorporated, a registered broker-dealer and in 1996 became Chief Executive Officer of this firm.  In addition
                                                    to his work with Oscar Gruss & Son, Mr. Rosen operates a
                                                    variety of real estate development projects and multi-
                                                    family rental properties through Park Square Associates,
                                                    Inc., of which he is the President and a major stockholder.

                                        Director                 Principal Occupation and Business
          Nominee            Age         Since                 Experience During the Past Five Years
          -------            ---         -----                 -------------------------------------
 Paul M. Solomon             53         1994        Since 1993, Mr. Solomon has been a principal of Exponential
                                                    Business Development Company, Syracuse, N.Y. From 1991 to
                                                    1993 he was Senior Vice President of GATX Logistics.  From
                                                    1989 to 1991,  he was Executive Vice President of Itel
                                                    Distribution Services, Inc.



BOARD AND COMMITTEE MEETINGS

    During the last fiscal year, the Board of Directors held a total of six meetings. All directors attended at least 75% of their scheduled Board meetings and meetings held by Committees of which they were members.

    The Audit Committee consists of Messrs. Solomon, Chairman, Bloom and Rosen. It oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the Company's internal audits. During the last fiscal year, the Audit Committee held one meeting. The Audit Committee also acts by unanimous written consent.

    The Compensation Committee consists of Dr. Bloom, Chairman, and Messrs. Rosen and Solomon. It makes recommendations to the Board of Directors with respect to the compensation of executives of the Company and administers the Company's incentive plans and employee benefit plans. During the last fiscal year, the Compensation Committee held five meetings. The Compensation Committee also acts by unanimous written consent.

    While the Company does not have a standing Nominating Committee, the Board established a Nominating Committee on July 11, 1996 to make recommendations to the Board of Directors in connection with the Meeting with respect to (i) the appropriate number of members of the Board, and (ii) nominees for election to the Board. It consists of Messrs. Hassett, Rosen and Solomon. The Nominating Committee may act by unanimous written consent.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINATED DIRECTORS.


                  PROPOSAL 2 - INCREASE NUMBER OF AUTHORIZED
                               SHARES OF COMMON STOCK

    The Board of Directors has declared it advisable to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from ten million (10,000,000) to twenty million (20,000,000) shares. If approved, the amendment will be effected by the prompt filing in New York of a certificate of amendment to the Restated Certificate of Incorporation.

    As of May 31, 1996, the Company had a total of 10,000,000 shares of Common Stock authorized of which 6,999,040 shares were issued and outstanding with 960
additional shares being held by the Company as treasury stock.   The remaining
3,000,000 shares constitute those shares that are authorized but unissued. Of these unissued shares, 1,500,000 shares have been reserved for the Company's "1995 Stock Compensation Plan." The Company's Board of Directors considers the proposed increase of authorized shares of Common Stock desirable (i) to permit the Company flexibility in using its Common Stock in any potential future acquisitions of property or securities of other companies,
(ii) to permit possible future dividends in shares of the Company's Common Stock, and (iii) for other corporate purposes, including adoption of new employee benefit plans or amendment of existing ones.

    The authorized and unissued shares of the Company's Common Stock will be available for issuance by the Company in the discretion of the Board without further stockholder action and without first offering such shares to the stockholders. The Financial Statements in the 1996 Annual Report to Stockholders is incorporated herein by reference.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK.


        PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors is seeking ratification of its appointment of Price Waterhouse LLP as its independent auditors for the 1996-1997 fiscal year, as recommended by the Audit Committee. If a majority of stockholders voting at the Meeting should not approve the selection of Price Waterhouse LLP, the selection of independent auditors may be reconsidered by the Board of Directors.

    Price Waterhouse LLP is currently the Company's independent auditors. A representative of Price Waterhouse LLP is expected to attend the Meeting and be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP.


                    EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION OF DIRECTORS

    Each outside director of the Company is paid an annual fee of $12,500, plus $2,500 for services as chairman of each committee of the Board of which that person is chairman. Each outside director also receives attendance fees of $1,500 for each meeting of the Board and $1,000 for each meeting of any committee (other than telephonic meetings) that he attends, plus travel and other expenses. Each outside director also receives automatic grants of nonqualified stock options to purchase 3,000 shares of common stock of the Company on the date of each Annual Meeting. The exercise price per share is generally the fair market value of the common stock on the date as of which the director is appointed, elected, or re-elected to the Board. Options granted as of each annual meeting or between annual meetings become fully exercisable on the day before the next occurring annual meeting and can be exercised until the earlier of five years after the date granted or one year after the director ceases for any reason to be a member of the Board. Although Mr. Hassett is eligible to receive formula options as a non-employee director, he has informed the Company that he will decline to accept any options so long as the Liquidating Estate holds in excess of five percent of the outstanding shares of common stock. At May 31, 1996, 24,000 nonqualified stock options had been granted with 15,000 of such options currently exercisable.

EXECUTIVE COMPENSATION

    EXECUTIVE OFFICERS. The following persons were executive officers of the Company as of May 31, 1996 and currently hold the positions indicated:


             Name                  Age                            Position and Information
             ----                  ---                            ------------------------
 Thomas J. Prinzing                 50       President and Chief Executive Officer since December 14, 1995.
                                             Prior to that, Mr. Prinzing was acting Chief Executive Officer since July 6, 1995.  Mr. Prinzing has served as President of CIS
                                             Air since 1991.  From 1989 to 1991 he was Senior Vice President of the Company.  From 1984 to 1991 he was Senior Vice President
                                             and Chief Financial Officer of the Company.


 Frank J. Corcoran                  46       Senior Vice President, Chief Financial Officer, Treasurer and
                                             Secretary.  Mr. Corcoran joined the Company in November 1994.
                                             From 1992 until joining the Company, he had been Vice President and General Manager of Unisys Finance Corporation, an equipment leasing and financing company.  From 1991 to 1992 he was Chief
                                             Financial officer of Unisys Finance Corporation.


 Arthur R. Brehm                    57       Mr. Brehm is a Vice President of the Company.  Prior to July
                                             1996, he was the President of Aviron Computer Technologies,
                                             Inc., a wholly-owned subsidiary of CIS Corporation, in  Mine
                                             Hill, NJ.  From 1985 until 1993, he was Vice President-Large
                                             Systems at CIS Corporation.


 James J. Mosher                    59       Vice President and Controller.  Mr. Mosher has served  as
                                             Controller of the Company since 1980.

                           SUMMARY COMPENSATION TABLE


                                     Annual Compensation
                                ----------------------------------
                                                                            Other Annual        All other
 Name and Principal Position       Year       Salary (1)       Bonus        Compensation (2)    Compensation (3)
 ---------------------------       ----       ------           ------       -------------       -------------
 Thomas J. Prinzing              1996      $217,500            None         $241,281 (4)        $1,500
 President and Chief Executive   1995      $150,000            None         $288,898 (4)        $1,082
 Officer                         1994      $150,000            None         $ 21,178 (4)        $  657

 Richard B. Lasken               1996      $ 22,212 (5)        None         $204,794 (6)        None
 Former President and            1995      $156,923            None         $120,911 (7)        None
 Chief Executive Officer         1994      -                   -            -                   -


 Frank J. Corcoran               1996      $150,000            None         $145,406 (8)        $  755
 Senior Vice President, Chief    1995      $ 79,615            $12,000      $ 12,923 (8)        -
 Financial Officer, Treasurer    1994      -                  -             -                   -
 and Secretary

 Arthur R. Brehm                 1996      $150,000            None         None                $  730
 Vice President                  1995      $150,000            $25,000      $19,516 (9)         $1,103
                                 1994      $150,000            $35,000      None                $1,838

 Daniel L. Wieneke               1996      $ 56,250            None         $45,000 (10)        $  621
 Former Senior Vice President,   1995      $150,000            None         None                $1,492
 General Counsel and Secretary   1994      $150,000            None         None                $1,497

 James J. Mosher                 1996      $ 95,000            None         None                $  947
 Vice President                  1995      $ 95,000            None         None                $  945
                                 1994      $ 95,000            None         None                $  948


(1) Includes amounts earned but deferred at the election of the executive, such as salary deferrals under the Company's 401(k) Plan established under Section 401(k) of the Code.

(2) The Company has awarded no Restricted Stock Awards, Stock Appreciation Rights, or Stock Options to executive officers during the last three fiscal years.

(3) These amounts represent the Company's payment of matching and discretionary contributions to the Company's 401(k) Retirement Plan.

(4)      This amount consists of commissions received as President of CIS Air.

(5) Mr. Lasken became Chief Executive Officer of the Company in September 1994. His annual salary was $225,000. Mr. Lasken resigned on July 6, 1995.

(6) Includes $200,000 severance payment received pursuant to separation agreement, together with health and other insurance benefits (see "Employment Agreements" below).

(7) This amount includes: $50,000 for a relocation fee and $70,911 for travel, temporary living, and moving expenses.

(8)      This amount consists of payments for temporary living expenses.

(9)      Amount reimbursed for taxes pursuant to Company's relocation policy.

(10) Mr. Wieneke resigned effective October 10, 1995; this amount consists of severance payments.


EMPLOYMENT AGREEMENTS

    Richard P. Lasken, the former President and Chief Executive Officer of the Company, resigned from his employment on July 6, 1995 and entered into a separation agreement and release with the Company on the same date. The agreement provides for Mr. Lasken to be paid severance pay of $150,000 and $50,000 in lieu of participation in a bonus program, all as provided for in his employment agreement with the Trustee. The Company also agreed to continue Mr. Lasken's health and other insurance benefits for twelve months, or until he commences other full time employment, whichever occurs first.

    On December 6, 1995, Mr. Prinzing entered into a letter agreement with the Company concerning salary, incentive compensation and severance benefits while serving as acting president and chief executive officer ("Acting CEO"). The agreement provided that effective July 6, 1995, Mr. Prinzing would receive a base salary of $225,000 per year for so long as he served as Acting CEO. Mr. Prinzing was also entitled to receive certain commissions ("Incentive Plan") for so long as he continued to exercise the duties and responsibilities of President of CIS Air. In addition, the Company agreed to provide Mr. Prinzing certain severance benefits in the event his employment was terminated by the Company for reasons other than cause, or, at his option, upon certain changes in his salary, responsibilities, incentive compensation or benefits following the appointment of a new CEO.

    Mr. Prinzing was appointed President and Chief Executive Officer of the Company on December 14, 1996. The Company has agreed in principle to pay severance compensation to Mr. Prinzing if his employment is terminated by the Company for reasons other than cause, or, at his option, upon certain changes in his salary, responsibilities or incentive compensation (a "Severance Event"). If a Severance Event occurs, Prinzing shall receive the following:
(i) a severance payment of equal to 18 months base salary, payable, at Prinzing's option in a lump sum or in 18 equal monthly installments; and (ii) certain continued benefits (life insurance, medical, health and accident, and disability arrangements) ("Continued Benefits") for up to 18 months.

    In addition, the Company intends to enter into severance compensation agreements with other executive officers, containing terms comparable to those in Mr. Prinzing's severance agreement, except for the number of months for which base salary and benefits would be paid, as follows:

             Executive Officer                         Months of Benefits
             -----------------                         ------------------
             Frank J. Corcoran                              6 months
             James J. Mosher                                6 months

    The revised severance agreements will supersede and replace certain "change in control" agreements with Messrs. Prinzing, Corcoran and Mosher entered into on January 4, 1995. These agreements provided benefits upon termination of employment following a "change of control" as defined in the agreements, for cause or, at the option of the employee, upon reduction of duties, titles, compensation or perquisites of such employee without his consent. The Company is also a party to a comparable agreement with Arthur Brehm. Pursuant to the agreement, the Company expects to terminate the agreement with Mr. Brehm effective January 4, 1997.

EMPLOYEE BENEFITS PROGRAMS

    The Company has a 401(k) plan that matches employee pretax contributions on a semi-monthly basis at the rate of 50% of the first 2% of eligible compensation. In addition, the Company may make an annual discretionary contribution, based on participants' eligible compensation, once a year, for all employees with at least one year of service and who are on the payroll as of December 31 of a given year. The vesting schedule for employer contributions is as follows: 10% after one (1) year; 20% after two (2) years; 30% after three (3) years; 40% after four (4) years; and 100% after five (5) years. Employees may elect to defer up to 15% of their compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

    The Compensation Committee consists of Dr. Bloom, Chairman, and Messrs. Rosen and Solomon. None of the members are officers or employees of the Company. There is no insider participation in compensation committee decisions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") consists entirely of non-employee directors. The Committee has the authority to review and make recommendations to the Board concerning compensation paid or awarded to the Company's executive officers and to make grants of stock or stock options pursuant to the Company's 1995 Stock Compensation Plan (the "1995 Plan").

    Upon the resignation of the Company's former Chief Executive Officer in July 1995, Thomas J. Prinzing was appointed Acting Chief Executive Officer. In order to induce Mr. Prinzing to take on the responsibilities of this position in addition to those he then held as President of CIS Air, the Committee recommended to the Board that Mr. Prinzing's base salary be increased to $225,000, the same as that paid the former CEO, so long as Mr. Prinzing served as Acting CEO. It also approved Mr. Prinzing's continuing to receive commissions based on a percentage of the pre-tax earnings of CIS' Air Group, so long as he continued to exercise the duties and responsibilities of President of CIS Air. In addition, the Company agreed to provide Mr. Prinzing certain severance benefits in the event his employment was terminated by the Company for reasons other than cause, or, at his option, upon certain changes in his salary, responsibilities, incentive compensation or benefits following the appointment of a new CEO.

    Following an executive search process, the Board appointed Mr. Prinzing to the position of President and Chief Executive Officer of the Company on December 14, 1995. The Committee maintained Mr. Prinzing's base salary at $225,000, but determined his incentive compensation should be tied to the performance of the Company as a whole and not just the Air Group. Accordingly, Mr. Prinzing's compensation for the year ended May 31, 1996 included Air Group commissions only for two quarters ended November 30, 1995. Following the end of the fiscal year, the Compensation Committee considered whether any additional bonus should be paid to Mr. Prinzing based on its subjective assessment of management's performance with respect to improving quarterly profitability, the LaserAcess acquisition, Aviron, and other objectives. Based on its assessment and the total amount of cash compensation Mr. Prinzing received in salary and commissions, the Committee awarded Mr. Prinzing a bonus consisting of 15,000 shares of Common Stock plus cash in an amount sufficient to pay taxes on the income resulting from this award. The Committee did not grant any other bonuses for fiscal 1996.

    The Committee during the fiscal year also considered the desirability of tying a portion of management's compensation to improvements in the Company's stock value. In September 1995, the shareholders approved the 1995 Plan. Following the end of the fiscal year, pursuant to the 1995 Plan, the Committee awarded options to purchase 100,000 shares of Common Stock to Mr. Prinzing and options to purchase 210,000 shares to nine other officers. The Committee determined the recipients of the options and the number of shares to be awarded to officers other than the CEO based on the recommendations of the CEO. One-third of the options are exercisable immediately, one-third on May 31, 1997 and one-third on May 31, 1998. The options will be exercisable for three years from the date they become exercisable. The Committee decided it was appropriate to make a portion of the options immediately exercisable in light of the passage of time between the approval of the 1995 Plan and the Committee's action in awarding the options.

    The Committee has reviewed the application of the Internal Revenue Code's $1 million annual limit on deductible compensation for certain executives. The Committee does not anticipate that any deductions will be lost as a result of this limitation in the foreseeable future.


                                                     Compensation Committee

                                                     Dr. Leon H. Bloom, Chairman
                                                     Michael L. Rosen
                                                     Paul M. Solomon


PERFORMANCE GRAPH

    The following line graph compares the percentage change in the total cumulative stockholder return on the Company's Common Stock since March 29, 1995 with the cumulative total return on the GNOSTIC Market Index and the capital stocks of a peer group (the "Peer Group") of the following companies:
AT&T Capital Corporation, Capital Associates, Inc., Comdisco, Inc., LDI Corporation, Leasing Solutions, Inc., and PLM International, Inc. Although the Company's Common Stock did not begin trading on GNOSTIC until May 16, 1995, the Company is required by the Securities and Exchange Commission to include trading information from The Pink Sheets(R) and the OTC Bulletin Board since January 9, 1995, the day the Company's registration statement on Form 10 became effective. The first point on the graph is the initial trading price on March 29, 1995, the date of the first reported trade, as obtained from The Pink Sheets(R). The closing prices for March and April 1995 were obtained from the National Quotation Bureau, Inc. THE COMPANY BELIEVES THAT THE PROPORTIONATE INCREASES IN STOCK PRICE REFLECTED IN THE GRAPH SHOULD NOT BE REGARDED AS A MEANINGFUL MEASURE OF THE COMPANY'S

BUSINESS PERFORMANCE OR THE PERFORMANCE OF THE COMPANY'S STOCK, BECAUSE, AMONG OTHER REASONS, THE TRADING MARKET IN THE COMMON STOCK WAS NOT FULLY DEVELOPED DURING MOST OF THIS PERIOD.





            [THE GRAPH OMITTED CONTAINS THE FOLLOWING INFORMATION:]


                               3-29-95       5-31-95       8-31-95       11-30-95      2-29-96      5-31-96
                               -------       -------       -------       --------      -------      -------
 The Company                      100         189.14        142.86         121.71       125.14       107.43
 NASDAQ Market Index              100         104.10        118.98         119.65       124.19       139.31
 Peer Group                       100         101.91        118.79         141.69       140.92       155.75





    Notes:   1.      Assumes $100 invested on March 29, 1995.
             2.      The lines represent monthly index levels derived from
                     compounded daily returns that include all dividends.
             3.      The indices are reweighted daily, using the market
                     capitalization on the previous trading day.





    THE FOREGOING GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company is a party to certain agreements with James P. Hassett, as Trustee. These agreements were all entered into prior to Mr. Hassett's appointment to the Board of Directors.

    MANAGEMENT SERVICES AGREEMENT. On the Effective Date, the Trustee, on behalf of the Liquidating Estate, entered into an agreement (the "Management and Services Agreement") with the Company, pursuant to which the Company, directly and through its affiliates, provides certain administrative services to the Liquidating Estate. Under the Management and Services Agreement the Company provides: (i) billing and collection (through a "lockbox" arrangement) of accounts receivable to the extent requested by the Trustee; (ii) to the extent requested by the Trustee, record keeping and accounting services for the Liquidating Estate and cooperates with the accounting firm of Price Waterhouse LLP in its preparation of tax returns for the Liquidating Estate; (iii) assistance to the Trustee in the analysis, negotiation, and resolution of unresolved claims, and (iv) an office for the Trustee and secretarial services to assist the Trustee in the discharge of the Trustee's duties.

    As compensation for the Company's performance under the Management and Services Agreement, the Liquidating Estate pays to the Company a fee, comprised of: (i) the allocable share of the Company's direct costs for employees' salaries, employees' fringe benefits, office space and other direct charges required for its performance under the Management and Services Agreement; plus
(ii) 10% of the foregoing aggregate payments; plus (iii) reasonable out-of-pocket disbursements of the Company incurred directly in the performance of its duties under the Management Services Agreement. The Company provides the foregoing services under the Trustee's supervision, direction and guidance. The amount received by the Company for the period from June 1, 1995 through May 31, 1996 was $537,150.

    The Trustee in his sole discretion has the authority at any time, with or without cause, to terminate the Management and Services Agreement as to future services by the Company and/or to enter into other agreements with other entities that may perform the same or similar functions for the Liquidating Estate. In the event of a termination by the Trustee, the Company will be entitled only to payments accrued up to the date of termination. Absent such termination of the Management and Services Agreement, the Company will be bound by the Management and Services Agreement until the entry of the final decree closing the Chapter 11 cases in which the Company was involved.

    SENIOR SECURED NOTE. One element of the Plan of Reorganization involves the capitalization of the Company with cash and other tangible assets with a net fair market value (in the Trustee's estimate) of $30 million. Initially, it was contemplated that the Company would be capitalized with exactly $30 million of cash and assets. However, this required that the Company's portfolio of equipment and leases be divided, with a significant portion of such equipment and leases constituting the "Retained Assets," and the remainder constituting the "Liquidating Assets." The Trustee determined that it would be administratively inefficient and costly to divide the portfolio in this manner, and that it would be more efficient and cost effective to leave the portfolio intact. In order to ensure that leaving the portfolio intact did not result in the Company having more than $30 million in cash and assets, the Company executed a senior secured promissory note (the "Senior Secured Note") payable to the Trustee, as trustee of the Liquidating Estate, in the principal amount of $6.023 million, all as provided for in the Plan. The Senior Secured Note was paid in full in March 1996.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's executive officers, directors, and ten percent beneficial owners of Common Stock are required to file reports of ownership and change of ownership with the Securities and Exchange

Commission under the Exchange Act. Mr. Rosen filed a Form 3 (Initial Statement of Beneficial Ownership of Securities) late when he became a director of the Company in September 1995. Dr. Bloom filed a Form 4 (Statement of Changes in Beneficial Ownership) late to report the receipt of 21,256 shares distributed by the Liquidating Estate in January 1996, as his brokerage account did not inform him of the receipt of the distribution. Mr. Hassett, as Trustee of the Liquidating Estate, filed Form 4s late to reflect distributions made by the Liquidating Estate in April, July, August and October 1995, and in January 1996. Mr. Hassett disclaims beneficial ownership of any of the shares held by the Liquidating Estate. Theodore T. Lithgow, Jr., a former director, did not file a Form 5 (Annual Statement of Changes in Beneficial Ownership) to report the grant of options to purchase 3,000 shares that he received effective September 27, 1995 while a director of the Company.


                                 OTHER MATTERS

    The Board of Directors knows of no other business that may come before the Meeting. If any other business is properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the securities laws that might incorporate future filings, the report of the Compensation Committee and the performance graph included in this Proxy Statement shall not be incorporated by reference into any such filing.

    THE COMPANY IS PROVIDING A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 1996, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, TO EACH OF THE COMPANY'S STOCKHOLDERS OF RECORD ON SEPTEMBER 23, 1996, AND TO EACH BENEFICIAL OWNER OF STOCK ON THAT DATE. IN THE EVENT THAT EXHIBITS TO SUCH FORM 10-K ARE REQUESTED BY ANY HOLDERS UPON RECEIPT OF A WRITTEN REQUEST MAILED TO THE COMPANY'S OFFICES, ONE NORTHERN CONCOURSE, P.O. BOX 4785, SYRACUSE, NEW YORK 13221-4785, ATTENTION FRANK J. CORCORAN, A FEE WILL BE CHARGED FOR REPRODUCTION OF SUCH EXHIBITS. REQUESTS FROM BENEFICIAL OWNERS OF COMMON STOCK MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP.

SOLICITATION OF PROXIES

    All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company's directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the beneficial owners of Common Stock held in their names, and the Company will reimburse them for their out-of-pocket expenses incurred in connection with the distribution of proxy materials.

PROPOSALS FOR THE 1997 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal office in Syracuse, New York not later than May 30, 1997 for inclusion in the proxy statement for that meeting.


                                        By Order of the Board of Directors,

                                        Frank J. Corcoran, Secretary

[SEPTEMBER 27, 1996]




    THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                              "PRELIMINARY COPY"

PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                 CONTINENTAL INFORMATION SYSTEMS CORPORATION


The undersigned hereby appoints Thomas J. Prinzing and Frank J. Corcoran as attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Continental Information Systems Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held October 23, 1996 and at any and all continuations and adjournments thereof.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

- --------------------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

 1.  ELECTION OF DIRECTORS                    NOMINEES:  Dr. Leon H. Bloom, James P. Hassett, Thomas J. Prinzing, Michael L. Rosen,
                                              and Paul M. Solomon
 FOR all nominees      WITHHOLD               (INSTRUCTION:  To withhold authority to vote for any individual nominee, write each
 listed to the right   AUTHORITY              such nominee's name in the space below).
 (except as marked     to vote for all
 to the contrary)      nominees listed        -------------------------------------------------------------------------------
                       to the right
      /   /               /   /


 2.  To increase the number of authorized        3.   Ratification of Price Waterhouse      4.  In their discretion, the Proxies
      common shares, $.01 par value per share,         as the independent auditors of            are authorized to vote upon such
      from ten million (10,000,000) to twenty          the corporation.                          other business as may properly
      million (20,000,000)                                                                       come before the meeting.

       FOR           AGAINST        ABSTAIN          FOR          AGAINST        ABSTAIN
     /   /           /   /           /   /         /   /           /   /          /   /


                                                                      Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as
                                                                      attorney, executor, administrator, trustee, or guardian,
                                                                      please give full title as such. If a corporation, please give full corporate name and have a duly authorized officer sign, stating title.  If a partnership, please sign in partnership name by authorized person.

                                                                      Dated:                                          , 1996
                                                                            ------------------------------------------

                                                                      ---------------------------------------------------
                                                                                       (Signature)


                                                                      ---------------------------------------------------
                                                                               (Signature if held jointly)


               PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN THE
                   PROXY CARD USING THE ENCLOSED ENVELOPE.